EXHIBIT 5

                                  July 24, 2000
The Board of Directors of
   C&D Technologies, Inc.
1400 Union Meeting Road
Blue Bell, Pennsylvania  19422-0858

Ladies and Gentlemen:

     I am the Vice President, General Counsel and Corporate Secretary of C&D Technologies, Inc. (the "Company"), and I am familiar with the proceedings taken by the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the "Registration Statement") relating to the proposed offering by the Company of up to $5,000,000 in principal amount of deferred compensation obligations (the "Obligations") and up to 25,000 shares (the "Shares") of Common Stock, $1.00 par value, of the Company, pursuant to the Company's Nonqualified Deferred Compensation Plan (the "Plan").

     As counsel to the Company, I have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. I have also examined the Company's Certificate of Incorporation and By-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the Plan and authorization and offering of the Obligations and the Shares, and such other documents and matters of law as I have deemed necessary or appropriate in order to render this opinion.

     Based upon the foregoing, it is my opinion that (i) the Obligations, when issued in accordance with the terms and conditions of the Plan, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable and (ii) the Shares, when issued in accordance with the terms and conditions of the Plan, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

     Insofar as the foregoing opinions relate to the legality, validity, binding effect or enforceability of any agreement or obligation of the Company, (i) I have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditor's rights generally and to general principles of equity.

     The foregoing opinion is limited to the federal laws of the United States of America and the laws of the State of Delaware.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                       Sincerely,

                                       /s/ Linda R. Hansen
                                       -------------------

                                       Linda R. Hansen, Esquire